Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of April 29, 2021, is entered into by and among Gores Metropoulos II, Inc., a Delaware corporation (“Parent”), Sunshine Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Sunshine Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and the stockholder party hereto (the “Stockholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on April 29, 2021 Parent, Merger Sub I, Merger Sub II and Sonder Holdings Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things (and subject to the terms and conditions set forth therein), Merger Sub I will merge with and into the Company, with the Company surviving as the Surviving Corporation (the “First Merger”) and, immediately following the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the Surviving Entity (the “Second Merger”, and together with the First Merger, the “Mergers”); and

WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock, Company Preferred Stock and/or Company Special Voting Stock (collectively, “Company Stock”) as set forth opposite the Stockholder’s name on Schedule A hereto (the “Owned Shares” and, together with any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Stockholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub I, Merger Sub II and the Stockholder hereby agrees as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3, the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall validly execute and deliver to the Company, on (or effective as of) the second (2nd) Business Day following the date that the Registration Statement is declared effective by the SEC, the written consent in substantially the form attached hereto as Exhibit A approving the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement in respect of all of the Covered Shares. In addition, prior to the Termination Date (as defined below), the Stockholder, in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall:

(a) when such meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the Mergers and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Mergers and the other transactions contemplated by the Merger Agreement; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

The obligations of the Stockholder specified in this Section 1 shall apply whether or not the Mergers or any action described above are recommended by the Company Board.

2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date: (a) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination.

(a) This Agreement shall terminate upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; (iii) the time this Agreement is terminated upon the mutual written agreement of Parent, Merger Sub I, Merger Sub II and the Stockholder; and (iv) the election of the Stockholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any term or provision of the Merger Agreement without the prior written consent of such Stockholder that reduces the consideration payable to such Stockholder pursuant to the Merger Agreement, changes the form of consideration payable to such Stockholder pursuant to the Merger Agreement or extends the time following the Effective Time in which payment of the consideration to such Stockholder is payable pursuant to the Merger Agreement (the earliest such date under clause (i), (ii), (iii) and (iv) being referred to herein as the “Termination Date”).

(b) Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that the provisions set forth in Sections 12 to 22 shall survive the termination of this Agreement; provided, further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.

(c) The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as to itself as follows:

(a) The Stockholder is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by (i) this Agreement; (ii) applicable securities Laws; (iii) the Company Organizational Documents; and (iv) the Stockholder Agreements (as defined below). As of the date hereof, other than the Owned Shares and other than as set forth in Schedule 5.06(b) of the Company Schedules (as defined in the Merger Agreement), the Stockholder does not own beneficially or of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) The Stockholder, except as provided in this Agreement or in the Stockholder Agreements, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Covered Shares; (ii) has not entered into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; (iii) has not granted a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement; and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) If an entity, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority, and has taken all corporate or other action necessary in order, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby, other than those set forth as conditions to closing in the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in: (i) a breach or violation of, or a default under, the governing documents of the Stockholder, to the extent applicable; (ii) with or without notice, lapse of time or both, a material breach or material violation of, a termination (or right of termination) of or a material default under, the loss of any material benefit under, the creation, modification or acceleration of any obligations under, or the creation of a Lien (other than under this Agreement, the Merger Agreement or any other Transaction Agreement) on any of the Owned Shares, any Contract to which the Stockholder is a party or by which the Stockholder is bound or, assuming

(solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject; or (iii) any material change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii), (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(g) The Stockholder understands and acknowledges that Parent (i) entered into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein and (ii) will continue to fulfill its obligations under the Merger Agreement, subject to the terms and conditions provided therein, in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Stockholder, on behalf of the Stockholder.

5. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Subject to Section 6, prior to the Termination Date, the Stockholder shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Subsidiaries and its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing. The Stockholder agrees that immediately following the execution of this Agreement it shall, and shall use its commercially reasonable efforts to cause each of its Affiliates and Subsidiaries and its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary: (i) the Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 5(a); (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 7.09 of the Merger Agreement shall not be considered a breach of Section 5(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of Section 5(a)).

(c) Other than as contemplated by the Merger Agreement or the other Transaction Agreements, the Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Covered Shares, or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer (i) to an Affiliate of the Stockholder or, if the Stockholder is an individual, to any member of the Stockholder’s immediate family or to a trust, partnership, limited liability company, or other similar estate planning vehicle for the benefit of the Stockholder or any member of the Stockholder’s immediate family, (ii) by will, by the laws of intestacy or by other similar operation of law, (iii) to any other Company stockholder and (iv) to a charity or not-for-profit organization (a “Permitted Transfer”); provided, further, that any such Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement. Any Transfer in violation of this Section 5(c) with respect to the Covered Shares shall be null and void.

(d) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Termination of Certain Agreements. The Company and the Stockholder hereby acknowledge and agree that each of the (a) the Amended and Restated Voting Agreement, dated as of April 3, 2020, as amended, by and among the Company and other parties thereto, (b) Amended and Restated Investors’ Rights Agreement, dated as of April 3, 2020, as amended, by and among the Company and the other parties thereto, (c) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 3, 2020, as amended, by and among the Company and other parties thereto, and (d) the Amended and Restated Pull-Forward Exchange Agreement, dated as of May 4, 2020, as amended, by and among the Company and other parties thereto, (collectively, the “Stockholder Agreements”), shall, contingent upon the approval of the requisite stockholders of the Company and the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and each Stockholder hereby agrees to the waiver of any rights thereunder in connection with the transactions contemplated by the Merger Agreement.

7. Further Assurances. From time to time, at Parent’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Company Common Stock Consideration and Per Share Company Special Voting Stock Consideration) or the consummation of the transactions contemplated hereby and thereby.

8. Disclosure. Each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all the Stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Amendment and Modification. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by all parties to this Agreement in the same manner as this Agreement and which makes reference to this Agreement.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to a Stockholder, to the address or addresses listed on Schedule A hereto,

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention:     Mark Baudler

E-mail:          mbaudler@wsgr.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention:     Ethan Lutske

E-mail:          elutske@wsgr.com

if to Parent, Merger Sub I or Merger Sub II, to:

Gores Metropoulos II, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attn:             Andrew McBride

E-mail:         amcbride@gores.com

with a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attn:             Kyle C. Krpata

         James R. Griffin

E-mail:         kyle.krpata@weil.com

                      james.griffin@weil.com

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain fully vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

14. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between, or have been relied on by, the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.

15. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent, Merger Sub I and Merger Sub II in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Sections 5 to 8.

16. Governing Law and Venue; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 16.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Assignment; Successors. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 17 shall be null and void, ab initio.

18. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, without proof of damages and prior to the valid termination of this Agreement in accordance with Section 3, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 18 shall not be required to provide any bond or other security in connection with any such injunction.

19. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

20. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

22. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Stockholder (or any affiliate, employee or designee of the Stockholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

GORES METROPOULOS II, INC.

By:
Name: Andrew McBride
Title: Chief Financial Officer

SUNSHINE MERGER SUB I, INC.

By:
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

SUNSHINE MERGER SUB II, LLC

By:
Name: Andrew McBride
Title: Manager

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

[STOCKHOLDER]

[Signature Page to Support Agreement]

Schedule A

Stockholder Information

Stockholder Name	Physical Address for Notice	Email Address for Notice	Class/Series of Company Stock	Number of Shares

Exhibit A

Form of Written Consent

[Intentionally Omitted]